Exhibit 10.1

Execution Copy

TAX MATTERS AGREEMENT

THIS TAX MATTERS AGREEMENT (“Agreement”), dated as of July 29, 2008, is made by CSC Holdings, Inc., a Delaware corporation (“Cablevision”), NMG Holdings, Inc., a newly-formed Delaware corporation and a wholly-owned subsidiary of Cablevision (“Holdco”); Cablevision and Holdco are collectively referred to as “Cablevision Parties”), Newsday Holdings LLC, a Delaware limited liability company (the “Company”), Tribune Company, a Delaware corporation (“Tribune”) and Newsday, Inc., a New York corporation and direct wholly-owned subsidiary of Tribune.

WHEREAS, pursuant to the Formation Agreement, the Cablevision Parties, Tribune and certain affiliates of Tribune that are disregarded as entities separate from Tribune for Federal tax purposes have contributed certain assets to the Company (or its wholly owned subsidiaries that are disregarded as entities separate from the Company for Federal tax purposes) in exchange for membership interests in the Company;

WHEREAS, for Federal income tax purposes, it is intended that the foregoing contributions will be treated as tax-free contributions by the members to the Company of property under Section 721 of the Code in exchange for membership interests in the Company;

WHEREAS, pursuant to the Formation Agreement, the Company and the Cablevision Parties have agreed to make certain undertakings to Tribune as provided herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1.             Definitions.  All capitalized terms used and not otherwise defined in this Agreement shall have the meaning set forth in the Formation Agreement.  As used herein, the following terms have the following meanings:

“Code” means the Internal Revenue Code of 1986, as amended, and corresponding provisions of any successor law.

“Formation Agreement” means that certain Formation Agreement dated as of May 11, 2008, by and among the Cablevision Parties, Tribune, Newsday, Inc., the Company and Newsday LLC.

“Indemnitors” means the Company and the Cablevision Parties.

“Indirect Owner” means, in the case of a Protected Member that is an entity that is classified as a partnership, S corporation or disregarded entity for Federal income tax purposes, any person owning an equity interest in such Protected Member, and, in the case of any Indirect Owner that itself is an entity that is classified as a partnership, S corporation or disregarded entity for Federal income tax purposes, any person owning an equity interest in such entity.

“LLC Debt” means the Debt Financing and any Refinancing Debt.

“Make-Whole Payment” means a payment in an amount equal to the sum of the Base Amount and the Gross-Up Amount, as those terms are defined in Section 3 hereof.

“Melville Contribution Agreement” has the meaning set forth in that certain Melville Lease.

“Melville Debt Financing” has the meaning set forth in the Limited Liability Company Agreement of the Company.

“Melville Lease” has the meaning set forth in the Formation Agreement.

“Melville Real Property” has the meaning set forth in the Formation Agreement.

 “Membership Interests” means membership interests in the Company.

“Minimum Debt Amount” means, with respect to the periods set forth on Schedule A hereof, LLC Debt with an outstanding principal amount as set forth on Schedule A hereof.

“Newsday Assets” has the meaning set forth in the Formation Agreement.

“Protected Member” means Newsday, Inc., a New York corporation, Tribune and any permitted successors or assigns.

“Protected Period” means the period beginning on the Closing Date and ending on January 1, 2018.

“Protected Properties” means each of the Newsday Assets that was owned by Tribune and its Affiliates on December 31, 2007, and any property acquired by the Company or any entity in which the Company holds a direct or indirect interest in exchange for any such Protected Property that is “substituted basis property” as defined in Section 7701(a)(42) of the Code with respect to any such Protected Property.

“Refinancing Debt” means debt treated as indebtedness for Federal income tax purposes that meets all of the following conditions:  The debt is (i) allocable under the rules of Treasury Regulations Section 1.163-8T to payments discharging all or part of the Debt Financing or an earlier Refinancing Debt; (ii) owed by the Company (or an entity that is disregarded as an entity separate from the Company for Federal income tax purposes) to a person that is not related within the meaning of Treasury Regulations Section 1.752-4(b) to any Member of the Company, (iii) guaranteed by Cablevision (or a permitted successor to Cablevision’s interest in the Company) and/or one or more of its Affiliates and not by any other person, and (iv) is subject to an indemnification obligation substantially in the form of the Tribune Indemnification Agreement in favor of such guarantor(s).  Any indebtedness that would be Refinancing Debt but for Tribune’s breach of its obligation under Section 6 hereof shall constitute Refinancing Debt.

“S corporation” has the meaning ascribed thereto in Section 1361(a)(1) of the Code.

“Special Distribution Amount” has the meaning set forth in the Formation Agreement.

“Treasury Regulations” means final and temporary regulations promulgated under the Code.

“Trigger Event” shall have the meaning set forth in Section 3(a) hereof.

2.             Restrictions on Triggering Tax Gain

(a)

(i)            At all times throughout the Protected Period, the Company agrees, for the benefit of each Protected Member and the Indirect Owners of such Protected Member, that neither the Company nor any entity in which the Company holds a direct or indirect interest will directly or indirectly sell, transfer, exchange, or otherwise dispose of any Protected Property in a taxable transaction for Federal income tax purposes (including for this purpose a transaction described in Section 704(c)(1)(B) or Section 737 of the Code).

(ii)           Section 2(a)(i) hereof shall not apply with respect to a sale, transfer, exchange or other disposition of Protected Property as a result of an involuntary conversion within the meaning of Section 1033 of the Code, and the Company shall have no obligation to replace such Protected Property in a manner that allows the gain to be deferred under section 1033 of the Code, but if such Protected Property is in fact replaced in a manner that would allow the gain to be deferred under Code Section 1033, the Company shall elect under Code Section 1033 to defer such gain.

(iii)          Section 2(a) (i) hereof shall not apply with respect to the sale, transfer, exchange or other disposition  of inventory or other assets in the ordinary course of operating the business of the Company and its Subsidiaries, provided that the total amount of “recognized built-in gain” (within the meaning of Section 1374(d)(3) of the Code) with respect to such dispositions (other than dispositions of inventory) excluded pursuant to this Section 2.1(a)(iii) shall not exceed One Million Dollars ($1,000,000) in any taxable year of the Company.

(b)           At all times throughout the Protected Period, the Company agrees, for the benefit of each Protected Member and the Indirect Owners of such Protected Member, to maintain, on a continuous basis, an amount of LLC Debt equal to the Minimum Debt Amount.

3.             Indemnity for Breach of Obligations Set Forth in Section 2

(a)

(i)            In the event that the Company breaches its obligation set forth in Section 2 hereof to any Protected Member or an Indirect Owner thereof (a Trigger Event”),

Indemnitors shall be jointly and severally obligated to pay to such Protected Member and Indirect Owner as damages an amount (the “Base Amount”) equal to the aggregate Federal, state and local income taxes incurred by such Protected Member or Indirect Owner thereof as a result of the income and gain recognized by or allocated under Section 704(c) of the Code (to the extent based upon the difference between fair market value and adjusted basis of the Newsday Assets on the Closing Date, and without regard to income or gain in excess of such built-in gain) to such Protected Member or Indirect Owner thereof by reason of such Trigger Event plus an additional amount (the “Gross-Up Amount”) so that, after the payment by such Protected Member or Indirect Owner thereof of all taxes on amounts received pursuant to this Section 3(a), such Protected Member or Indirect Owner thereof retains an amount equal to the Base Amount.  In the event that Indemnitors become aware of a breach of Section 2 hereof with respect to the  Protected Member or an Indirect Owner thereof, Indemnitors shall promptly notify such Protected Member in writing of such Trigger Event and of the sales price or other amount realized for income tax purposes in connection therewith, or the amount by which the Minimum Debt Amount exceeded the outstanding principal amount of LLC Debt and shall provide the Protected Member with copies of all operative documents relating to the Trigger Event and such other relevant materials as may be reasonably requested by the Protected Member.

(ii)           Upon receipt of such notice, the Protected Member shall provide Indemnitors with any information reasonably requested by Indemnitors of the Protected Member (including information regarding Indirect Owners thereof) to enable Indemnitors to verify the computation of the Make-Whole Payment within thirty (30) days of such request.

(iii)          In addition, the Protected Member  shall prepare a computation of the Make-Whole Payment owing to such Protected Member or Indirect Owner under this Section 3, which computation shall be delivered to Indemnitors within sixty (60) days after the Protected Member receives notice of the breach pursuant to section 3(a)(i) hereof, but in no event earlier than thirty (30) days after the Indemnitors provide the Protected Member with any information previously reasonably requested by the Protected member.  Indemnitors shall make any required Make-Whole Payment owing to the Protected Member or Indirect Owner pursuant to this Section 3 no later than ten (10) days after delivery by the Protected Member of such computation, or if the Indemnitors do not agree with such computation, within ten (10) days after resolution of such disagreement pursuant to section 3(g) hereof.

(b)           For purposes of determining the amount of the Make-Whole Payment payable by Indemnitors:

(i)            In the case of a Protected Member or Indirect Owner that is an individual, (a) all income arising from a transaction or event that is treated as ordinary income under the applicable provisions of the Code and all payments under this Section 3 shall be treated as subject to Federal and New York state income tax at an effective tax rate imposed on ordinary income of nonresidents of New York State (and without regard to state-of-residence taxes), determined using the maximum Federal rate of tax on ordinary income and the maximum New York state rates of tax on ordinary income then in effect, adjusted to reflect the deductibility of state taxes for federal income tax purposes, (b) all other income arising from the transaction or event shall be subject to Federal and New York state income tax at the effective tax rate imposed on long-term capital gains of nonresidents of  New York State (and without regard to state-of-residence taxes), determined using the maximum Federal and New York State rates on long-term capital gains then in effect (including for this purpose with respect to any Code Section 1245 or 1250 recapture, the maximum rate imposed on such income), adjusted to reflect the deductibility of state taxes for federal income tax purposes, and (c) any amounts giving rise to a payment pursuant to section 3(a) hereof will be determined assuming that the Trigger Event was the only transaction or event reported on the Protected Member’s or Indirect Owner’s tax return (i.e., without giving effect to any loss carry forwards or other deductions attributable to such Protected Member or Indirect Owner).

(ii)           In the case of a Protected Member that is a partnership or disregarded entity for Federal income tax purposes, section 3(b)(i) hereof shall be applied treating each Indirect Owner of such partnership or disregarded entity as if it were directly a Protected Member, and in the case Protected Member or Indirect Owner that is a C corporation (within the meaning of Section 1361(a)(2) of the Code), section 3(b)(i) hereof shall be applied using the highest marginal rate of tax applicable to corporations for Federal income tax purposes and New York State corporate income or franchise tax purposes, adjusted to reflect the deductibility of state taxes for federal income tax purposes.

(c)           If a Trigger Event occurs in a taxable year for which Tribune is an S corporation (within the meaning of Section 1361(a)(1) of the Code):

(i)            The Base Amount payable to Tribune shall equal (a) the amount of “built-in gains tax” under Section 1374 of the Code and payable by Tribune as a result of such Trigger Event assuming the application of the highest Federal tax rates applicable to such gain and that Tribune’s “net recognized built-in gain” for such year equals the amount of “recognized built-in gain” triggered by such event plus, (b) any state tax payable as a result of such Trigger Event determined by applying a 6.5% state tax rate applicable to the amount of built-in gain as determined under Section 3(c)(i)(a) hereof and making the same assumption regarding the amount of “net recognized built-in gain.”

(ii)           No Gross-Up Amount shall be payable to the extent that the receipt of the Base Amount by Tribune does not give rise to “recognized built-in gain” under Section 1374 of the Code.

(iii)          The amount of any Make-Whole Payment payable to any shareholder or other Indirect Owner of Tribune shall be zero.

(iv)          For purposes of this section 3(c), Tribune shall be deemed to include any of its qualified subchapter S subsidiaries as defined in Section 1361(b)(3) of the Code.

(d)           In the case of a Protected Member or Indirect Owner that is not an S corporation, the amount of the Make-Whole Payment shall be reduced by an amount equal to the present value (calculated using a discount rate of  ten percent (10%) per annum, compounded annually) as of the last day of the taxable year in which the additional tax liability is incurred of an amount equal to the Make-Whole Payment (determined without regard to this Section 3(d)) payable on the tenth anniversary of the date of this Agreement.

(e)           Notwithstanding anything to the contrary herein, if a Trigger Event occurs in a taxable year in which Tribune is not the sole Protected Member or is not an S corporation wholly-owned by one or more tax-exempt entities, the aggregate Make-Whole Payments made to all Protected Members and Indirect Owners shall not exceed the Make-Whole Payment that would have been due to Tribune if it were at all times the sole Protected Member and an S corporation wholly-owned by one or more tax-exempt entities.

(f)            The sole and exclusive rights and remedies of  a Protected Member (or Indirect Owner thereof) for a breach or violation of the covenants set forth in Section 2 shall be a claim for money indemnification against Indemnitors in the form of the Make-Whole Payment, computed as set forth in Section 3, and no Protected Member (or Indirect Owner) shall be entitled to pursue a claim for specific performance of the covenant set forth in Section 2 or bring a claim against any person that acquires a Protected Property from the Company in violation of Section 2.  No Protected Member or Indirect Owner shall have any right to indemnification by Indemnitors for taxes other than as provided in this Agreement.

(g)           If the Company has breached or violated the covenant set forth in Section 2 (or a Protected Member (or Indirect Owner thereof) asserts that the Company has breached or violated the covenant set forth in Section 2), Indemnitors  and the Protected Member agree to negotiate in good faith to resolve any disagreements regarding any such breach or violation and the amount of damages, if any, payable to such Protected Member or Indirect Owner under this Section 3, including the amount of built-in gain under Sections 1374 and 704(c) of the Code to report on the tax returns to be filed by the parties hereto as a result of the Trigger Event.  If any such disagreement as to tax and Make-Whole Payment calculations cannot be resolved by the Company and such Protected Member within thirty (30) days after the delivery by the Protected Member of the computation referred to in section 3(a)(iii) hereof, Indemnitors and the Protected Member shall jointly retain a nationally recognized independent public accounting firm (the “Accounting Firm”) to act as an arbitrator to resolve as expeditiously as possible all points of any such disagreement (including, without limitation, whether a breach of the covenant set forth in Section 2 hereof has occurred and, if so, the amount of Make-Whole Payment to which the Protected Member (or Indirect Owner thereof) is entitled as a result thereof, determined as set forth in this Section 3).  All determinations made by the Accounting Firm with respect to the resolution of any breach or violation of the covenant set forth in Section 2  hereof and the amount of damages payable to the Protected Member (or Indirect Owner thereof) under this Section 3 shall be final, conclusive and binding on Indemnitors and the Protected Member. The fees and expenses of the Accounting Firm incurred in connection with any such determination shall be borne by the Company.  In the event that Indemnitors and the Protected Member, each having acted in good faith and with its best efforts to select an Accounting Firm, are unable to retain an Accounting Firm within sixty (60) days after the thirty (30) day period mentioned above, then following the expiration of such sixty (60) day period, any disagreement may be settled in any court of competent jurisdiction, subject to Section 7 hereof.

4.             Section 704(c) Method; Nonrecourse Liability Allocation Method.  The Company shall use, and shall cause any other entity in which the Company has a direct or indirect interest to use the “remedial method” under Regulations Section 1.704-3(d) for purposes of making allocations under Section 704(c) of the Code with respect to each of the Newsday Assets pursuant to  Treasury Regulations Sections 1.704-1(b)(2)(iv)(f), 1.704-1(b)(2)(iv)(g), and 1.704-3(a)(6).  Except as provided in the preceding sentence, the Company shall use, and shall cause any other entity in which the Company has a direct or indirect interest to use, any permissible method selected by the Cablevision Parties for purposes of making allocations under Section 704(c) of the Code with respect to all other property contributed to the Company and with respect to any revaluation of property (excluding the Newsday Assets) pursuant to Treasury  Regulations Sections 1.704-1(b)(2)(iv)(f), 1.704-1(b)(2)(iv)(g), and 1.704-3(a)(6).  “Excess nonrecourse liabilities” within the meaning of Treasury  Regulations Section 1.752-3(a)(3) shall be allocated in accordance with Percentage Interests (as defined in the Company Operating Agreement).

5.             Certain Tax Reporting

(a)           For Federal, state and local income tax purposes, the Contributions to the Company pursuant to Section 1.1 of the Formation Agreement shall be reported by all parties hereto as nontaxable pursuant to Section 721(a) of the Code and the distribution of the Special Distribution Amount pursuant to Section 1.2 of the Formation Agreement shall be treated as a nontaxable distribution to a partner pursuant to Section 731 of the Code and Treasury Regulations Section 1.707-5(b) without separate disclosure pursuant to Section 6662(d)(2)(B)(ii) or any other provision of the Code or Treasury Regulations or similar provisions of state and local law except as required by a change in law after the date hereof.

(b)           Pursuant to Notice 89-35, 1989-1 C.B. 675, for purposes of applying the interest tracing rules of Treasury Regulations Section 1.163-8T, the Company shall treat the distribution of the Special Distribution Amount as being made from the proceeds of the Debt Financing. Interest expense on such proceeds shall be allocated in accordance with the general allocation rule of section V.A. of Notice 89-35.

(c)           Except with respect to any Refinancing Debt described in the last sentence of the definition of Refinancing Debt, all tax returns filed by the Company shall report the outstanding principal amount of all LLC Debt as a recourse liability allocable solely to the Protected Members except as required by a change in law after the date hereof.

(d)           As promptly as practicable after the date hereof, the parties shall cooperate in preparing schedules showing (i) the amount of net unrealized built-in gain within the meaning of Section 1374 of the Code with respect to the Protected Property as of December 31, 2007 and

the allocation of such built-in gain among items of such Protected Property and (ii) the amount of built-in gain within the meaning of Section 704(c) of the Code with respect to the Newsday Assets as of Closing and the allocation of such built-in gain among the Newsday Assets.  The parties shall file their tax returns in a manner consistent with such schedule.

6.             Refinancing Debt.  Tribune shall enter into an indemnification obligation as described in paragraph (iv) of the definition of Refinancing Debt extending at least through the end of the Protected Period with respect to any indebtedness that meets the requirements of paragraphs (i) through (iii) of the definition of Refinancing Debt.

7.             Tax Contests

(a)           In the event that the Internal Revenue Service or any other tax authority asserts a claim or raises an issue in the course of an audit or other tax proceeding involving a Protected Member or Indirect Owner that could result in an obligation of Indemnitors to make a Make-Whole Payment (or increase the amount of any Make-Whole Payment), the Protected Member or Indirect Owner shall promptly notify Indemnitors.  Indemnitors shall have the right to contest, at their own expense, any such claim or issue through appropriate administrative and judicial proceedings, and the Protected Member or Indirect Owner shall cooperate with Indemnitors in connection with the conduct of any such contest and shall not settle or otherwise compromise such contest without the consent of Indemnitors.

In the event that the Internal Revenue Service or any other taxing authority makes a claim or raises an issue in any partnership-level audit or other proceeding of the Company which could result in disallowance of the tax treatment set forth in Section 5(a) hereof, the Company shall promptly notify Tribune.  Tribune shall have the right to contest, at its own expense, any such claim or issue through appropriate administrative or judicial proceedings, and the Indemnitors shall cooperate with Tribune in connection with the conduct of any such contest and shall not settle or otherwise compromise such contest without the consent of Tribune.

8.             Governing Law.  This Agreement and any disputes arising hereunder or controversies related hereto shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such State without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) to the extent they would result in the application of the laws of another jurisdiction.

9.             Submission to Jurisdiction; Consent to Service of Process

(a)           Any Action with respect to this Agreement, any matter arising out of or in connection with this Agreement shall be brought exclusively in the state or federal courts sitting in the state of Delaware.  By execution and delivery of this Agreement, each party hereto hereby accepts for itself and in respect of such party’s property, generally and unconditionally, the sole and exclusive jurisdiction of the aforesaid courts and appellate courts thereof.  Each party hereto hereby irrevocably and unconditionally waives any objection which such party may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to above and hereby further irrevocably waives and agrees, to the extent permitted by applicable law, not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum.  Nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law.  Notwithstanding anything in this Section 8(a) to the contrary, each party agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  For purposes of this Section 8, “Action” shall mean any pending action (at law or in equity), suit, arbitration, or proceeding.

(b)           Each of the parties hereto irrevocably consents to service of process in any of the aforementioned courts by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recongnized overnight delivery service, to such party at such party’s address referred to in Section 10.

10.           Entire Agreement; Amendments and Waivers.  This Agreement (including any the schedules and exhibits hereto) contains the entire agreement by and between the parties hereto with respect to the subject matter hereof and all prior negotiations, writings and understandings relating to the subject matter of this Agreement, are merged in and are superseded and cancelled by, this Agreement.  This Agreement may not be modified or amended except by an instrument or instruments in writing signed by Cablevision, Holdco, the Company and Tribune.  Any party hereto may, only by an instrument in writing, waive compliance by any other party or parties hereto with any term or provision hereof on the part of such other party or parties hereto to be performed or complied with.  No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The waiver by any party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach.  The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.  In the event any provision in any other Transaction Agreement shall in any way conflict with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement), this Agreement shall control.

11.           Notices.  All notices and other communications hereunder will be in writing and given by certified or registered mail, return receipt requested, nationally recognized overnight delivery service, such as Federal Express or facsimile (or like transmission) with confirmation of transmission by the transmitting equipment or personal delivery against receipt to the party to whom it is given, in each case, at such party’s address or facsimile number set forth below or such other address or facsimile number as such party may hereafter specify by notice to the other parties hereto given in accordance herewith.  Any such notice or other communication shall be deemed to have been given as of the date so personally delivered or transmitted by facsimile or like transmission (with confirmation of receipt), on the next Business Day when sent by overnight delivery services or five days after the date so mailed if by certified or registered mail.

If to the Cablevision Parties or the Company, to:

c/o Cablevision Systems Corporation
1111 Stewart Avenue
Bethpage, NY  11714
Facsimile No.:  (516) 803-2577
Attention:  General Counsel

With a copy (which shall not constitute notice) to:

Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, New York  10004
Facsimile No.: (212) 422-4726
Attention: Kenneth A. Lefkowitz

If to any of the Tribune Parties, to:

Tribune Company
435 North Michigan Avenue
Chicago, Illinois
Facsimile No.:  (312) 222-4206
Attention:  General Counsel

With a copy (which shall not constitute notice) to:

McDermott Will & Emery LLP
600 13th Street, N.W.
Washington, D.C. 20005
Facsimile No.:  (202) 756-8087
Attention:          Blake D. Rubin and
                            Andrea M. Whiteway

12.           Severability.  Any provision hereof that is held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof, so long as the economic or legal substance of the transaction, contemplated by this Agreement is not affected in any manner materially adverse to any party; provided, however, that the parties will attempt in good faith to reform this Agreement in a manner consistent with the intent of any such ineffective provision for the purpose of carrying out such intent.

13.           Binding Effect; Third-Party Beneficiaries.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  This Agreement is not intended to confer upon any person not a party hereto (or their successors and permitted assigns), except with respect to Indirect Owners, who are intended third-party beneficiaries, any rights or remedies hereunder.  No Protected Member or Indirect Owner other than Tribune shall have any right under this Agreement (including any right to receive Make-Whole Payments) unless such Protected Member or Indirect Owner agrees in writing to be bound by all the provisions of this Agreement and all Protected Members (including Tribune) and Indirect Owners agree in writing upon the allocation among themselves of Make-Whole Payments in a manner consistent with Section 3(e).

14.           Assignment.  No party hereto may assign its rights or delegate its obligations hereunder, directly or indirectly (by operation of law or otherwise), without the prior written approval of the other parties hereto and any purported assignment or delegation in violation of this Agreement shall be null and void ab initio; provided however, that a permitted assignee or transferee of a Protected Member’s Membership Interest may be assigned such Protected Member’s rights under this Agreement without such prior written approval.  No transfer or assignment, whether permitted or otherwise, of any party’s Membership Interest shall operate to relieve any party of its obligations hereunder.

15.           Neutral Construction.  With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term of condition of this Agreement or any agreement or instrument subject hereto, no consideration will be given to which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.  Any reference to any law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

16.           Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, all of which shall be considered one and the same agreement, and will become effective when one or more counterparts have been signed by a party and delivered to the other parties.  Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 16, provided that receipt of copies of such counterparts is confirmed.

17.           Waiver of Jury Trial.  EACH PARTY HERETO, FOR ITSELF AND ITS AFFILIATES, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE ACTIONS OF THE PARTIES HERETO OR THEIR RESPECTIVE AFFILIATES PURSUANT TO THIS AGREEMENT OR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.  .

THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY.  WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF.  THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

18.           Melville Real Property.  In the event that the Melville Real Property is contributed to the Company pursuant to the terms of the Melville Lease and the Melville Contribution Agreement, the Cablevision Parties and Tribune shall cooperate in good faith to amend this Agreement to provide that (i) the Melville Real Property is included as a Protected Property hereunder; (ii) subject to Section 18(iii) hereof, Tribune and the Cablevision Parties shall have rights and obligations with respect to the Melville Real Property that are identical to the rights and obligations that Tribune and the Cablevision Parties have with respect to Protected Property under this Agreement as of the date hereof, and (iii) the Minimum Debt Amount for the applicable period in which the closing on the contribution of the Melville Real Property occurs shall be increased by the amount of the Melville Debt Financing, and Schedule A shall be amended accordingly, and that Schedule A shall be amended to reflect reductions in the Minimum Debt Amount with respect to the Melville Debt Financing in an amount and on a schedule to be agreed upon by Tribune and Cablevision Parties, each in their sole discretion.

** REMAINDER OF PAGE INTENTIONALLY LEFT BLANK **

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

CSC HOLDINGS, INC.

By:	/s/ Thomas M. Rutledge
Name: Thomas M. Rutledge
Title: Chief Operating Officer

NMG HOLDINGS, INC.

By:	/s/ Thomas M. Rutledge
Name: Thomas M. Rutledge
Title: Chief Operating Officer

NEWSDAY HOLDINGS LLC

By:	/s/ Thomas M. Rutledge
Name: Thomas M. Rutledge
Title: Chief Operating Officer

TRIBUNE COMPANY

By:	/s/ Chandler Bigelow III
Name: Chandler Bigelow III
Title: Authorized Officer

NEWSDAY, INC.

By:	/s/ Chandler Bigelow III
Name: Chandler Bigelow III
Title: Authorized Officer

[Signature Page to Tax Matters Agreement]

Schedule A

Minimum Debt Amount

Period	Minimum Debt Amount
Period from Closing through Third Anniversary of Closing	$650 Million
After Third Anniversary of Closing through Fourth Anniversary of Closing	$530 Million
After Fourth Anniversary of Closing through Fifth Anniversary of Closing	$495 Million
After Fifth Anniversary of Closing through Sixth Anniversary of Closing	$460 Million
After Sixth Anniversary of Closing through Seventh Anniversary of Closing	$425 Million
After Seventh Anniversary of Closing through Eighth Anniversary of Closing	$390 Million
After Eighth Anniversary of Closing through Ninth Anniversary of Closing	$355 Million
After Ninth Anniversary of Closing through January, 1, 2018	$320 Million